Exhibit 99.1
eBay Inc. Reports Fourth Quarter and Full Year 2024 Results

•Revenue of $2.6 billion, up 1% on an as-reported and FX-Neutral basis
•Gross Merchandise Volume ("GMV") of $19.3 billion, up 4% on an as-reported basis and up 3% on an FX-Neutral basis
•GAAP and Non-GAAP earnings per diluted share of $1.40 and $1.25, respectively
•GAAP and Non-GAAP operating margins of 21.1% and 27.0%, respectively
•Returned $1.0 billion to stockholders in Q4, including $900 million of share repurchases and $128 million paid in cash dividends

San Jose, California, February 26, 2025 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its fourth quarter and full year ended December 31, 2024.

“eBay achieved three consecutive quarters of GMV growth to end 2024, and we took significant steps toward our vision of reinventing the future of ecommerce for enthusiasts,” said Jamie Iannone, Chief Executive Officer at eBay. “I’m proud of how the team has innovated for our buyers and sellers, which has driven significant value for shareholders.”

“eBay delivered strong results in the fourth quarter, as we met or exceeded expectations across our key financial metrics," said Steve Priest, Chief Financial Officer at eBay. “We created a solid foundation to build upon in 2025, and our outlook reflects our confidence in eBay’s ability to drive sustainable, long-term growth.”

Fourth Quarter Financial Highlights

•Revenue was $2.6 billion, up 1% on an as-reported and foreign exchange ("FX") neutral basis.
•GMV was $19.3 billion, up 4% on an as-reported basis and up 3% on an FX-Neutral basis.
•GAAP net income from continuing operations was $680 million, or $1.40 per diluted share.
•Non-GAAP net income from continuing operations was $607 million, or $1.25 per diluted share.
•GAAP and Non-GAAP operating margins were 21.1% and 27.0%, respectively.
•Generated $677 million of operating cash flow and $560 million of free cash flow.
•Returned $1.0 billion to stockholders, including $900 million of share repurchases and $128 million paid in cash dividends.

Full Year Financial Highlights

•Revenue was $10.3 billion, up 2% on an as-reported and FX-Neutral basis.
•GMV was $74.7 billion, up 2% on an as-reported basis and up 1% on an FX-Neutral basis.
•GAAP net income from continuing operations was $2.0 billion, or $3.95 per diluted share.
•Non-GAAP net income from continuing operations was $2.4 billion, or $4.88 per diluted share.
•GAAP and Non-GAAP operating margins were 22.5% and 28.1%, respectively.
•Generated $2.4 billion of operating cash flow and $2.0 billion of free cash flow.
•Returned $3.7 billion to stockholders, including $3.1 billion of share repurchases and $533 million paid in cash dividends.

Business Highlights

•eBay made a significant investment in the U.K. market to improve the customer experience for consumer-to-consumer (C2C) sellers, including introducing a simplified listing flow on mobile, launching eBay Balance and Managed Shipping, and revamping local pickup and discovery capabilities. eBay also eliminated final value fees and regulatory operating fees for U.K. C2C sellers across all categories, excluding motor vehicles.
•eBay expanded its artificial intelligence (AI)-powered magical bulk listing tool from Sports Trading Cards to all categories in the U.S., making it faster and easier for sellers to create detailed, eye-catching listings and get more inventory in front of buyers.
•eBay's total advertising offerings generated $445 million of revenue in the fourth quarter, representing 2.3% of GMV. The company’s first-party advertising products delivered $434 million of revenue in the fourth quarter, up 18% on an as-reported basis and up 16% on an FX-Neutral basis.

•After a successful launch in Germany, eBay introduced Klarna’s ‘buy now, pay later’ payment options to millions of shoppers in the U.K., Austria, France, Italy, the Netherlands and Spain. Additionally, Klarna users in these countries can now resell items bought through the Klarna app on eBay in minutes, with automatic listing details and images, giving people more flexibility in how they sell.
•To offer more locally relevant payment methods, eBay partnered with Riverty to offer buyers in Germany the option to pay using a monthly invoice, one of the most popular ways German consumers pay online.
•eBay announced the latest in its series of exclusive drops from the closets of some of fashion and entertainment's most influential figures with ‘From The Collection: Margherita Maccapani Missoni.’ The collection features exclusive pre-owned, vintage and archival pieces curated by the fashion designer.

Impact

•Through eBay for Charity, buyers and sellers around the world contributed nearly $49 million in Q4, up 11% year-over-year, and more than $192 million for the full year, up 18% year-over-year.
•In 2024, the eBay Foundation granted nearly $18 million to strategic nonprofit organizations focused on advancing inclusive entrepreneurship.
•eBay received many accolades in 2024, including being named as one of the Most Innovative Companies by Fortune, The World’s Most Sustainable Companies by Time, the World's Top Companies for Women by Forbes, and Best Employers for New Grads by Forbes.
•Further reinforcing the company's commitment to sustainability, eBay sourced 100% of its electricity consumption for eBay-controlled offices and data centers from renewable sources in 2024, reaching its renewable energy goal one year early. More recently, in 2025, eBay has set a 2045 net-zero carbon emission target, validated by the Science Based Targets initiative (SBTi).

Fourth Quarter and Full Year 2024 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2024	2023	Change		2024	2023	Change
eBay Inc.
Net revenues	$2,579	$2,562	$17	1%	$10,283	$10,112	$171	2%
GAAP – Continuing Operations
Net income	$680	$728	$(48)	(7)%	$1,981	$2,775	$(794)	(29)%
Earnings per diluted share	$1.40	$1.40	$—	—%	$3.95	$5.21	$(1.26)	(24)%
Non-GAAP – Continuing Operations
Net income	$607	$560	$47	8%	$2,445	$2,260	$185	8%
Earnings per diluted share	$1.25	$1.07	$0.18	16%	$4.88	$4.24	$0.64	15%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin increased to 21.1% for the fourth quarter of 2024, compared to 16.0% for the same period last year. Non-GAAP operating margin increased to 27.0% for the fourth quarter of 2024, compared to 26.7% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the fourth quarter of 2024 was (10.3)%, compared to 29.4% for the fourth quarter of 2023. The non-GAAP effective tax rate for continuing operations for the fourth quarter of 2024 was 16.5%(1).
•Cash flow – The company generated $677 million of operating cash flow and $560 million of free cash flow during the fourth quarter of 2024.
•Capital returns – The company repurchased $900 million of its common stock, or approximately 14 million shares, in the fourth quarter of 2024. The company's total repurchase authorization remaining as of December 31, 2024 was approximately $3.3 billion. The company also paid cash dividends of $128 million during the fourth quarter of 2024.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $7.2 billion as of December 31, 2024.

Business Outlook
eBay is providing the following guidance for the first quarter 2025.

In billions, except per share data and percentages	Q1 2025 Guidance
Revenue	$2.52 - $2.56
FX-Neutral Y/Y Growth	(1)% - 1%

Gross Merchandise Volume	$18.3 - $18.6
FX-Neutral Y/Y Growth	0% - 1%

Diluted GAAP EPS	$0.98 - $1.02

Diluted Non-GAAP EPS	$1.32 - $1.36

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.29 per share of the company's common stock. The dividend is payable on March 28, 2025 to stockholders of record as of March 14, 2025.

(1) We use a non-GAAP effective tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss fourth quarter and full year 2024 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (855) 761-5600 in the U.S. and (646) 307-1097 internationally. The passcode for the conference line is 7435074. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com and social media channels as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2024, eBay enabled $75 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the first quarter and full year 2025 and expected drivers thereof, the future growth in our business, our ability to drive sustainable long-term growth, the effects and potential of current and contemplated strategic initiatives and offerings including with respect to artificial intelligence, payment plans and options and partnerships with other companies, the effects of new product features or programs, the effects of geopolitical events, foreign currency volatility, and inflationary pressure on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those expressed or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: fluctuations in, and our ability to predict, our results of operations and cash flows; our ability to convert visits into sales for our sellers, attract and retain sellers and buyers and execute on our business strategy; our ability to compete in the markets in which we participate; our ability to generate revenue from our foreign operations and expand in international markets; the impact of inflationary pressure, fluctuations in foreign currency exchange rates, elevated interest rates and geopolitical events such as the ongoing wars in Ukraine and in the Middle East, terrorist activities and public health events; our ability to keep pace with rapid technological developments or continue to innovate and create new initiatives to provide new programs, products and services; our ability to operate and continuously develop our payments system and financial services offerings; the impact of evolving domestic and foreign government laws, regulations, rules and standards that affect us, our business and/or our industry, including the impact of potential changes in tariffs or sanctions and escalating trade wars; our reliance on third-party providers; our ability to protect or enforce our intellectual property rights; our ability to deal effectively with fraudulent activities on our platforms; the impact of any security breaches, cyberattacks or system failures and resulting interruptions; our ability to attract, retain and develop highly skilled employees; our ability to accomplish or accurately track and report results related to our environmental, social and governance goals; current and potential litigation and regulatory and government inquiries, investigations and disputes involving us or our industry; our ability to generate sufficient cash flow to service our indebtedness; the impact of evolving sales and other tax regimes in various jurisdictions and anticipated tax liabilities; and the success of our recent and potential acquisitions, dispositions, joint ventures, strategic partnerships and strategic investments.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	John Egbert	ir@ebay.com
Media Relations Contact:	Emma McCulloch	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2024	December 31, 2023
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,433	$1,985
Short-term investments	3,457	2,533
Equity investment in Adevinta	—	4,474
Customer accounts and funds receivable	962	1,013
Other current assets	715	1,011
Total current assets	7,567	11,016
Long-term investments	2,439	1,129
Property and equipment, net	1,263	1,243
Goodwill	4,269	4,267
Operating lease right-of-use assets	427	493
Deferred tax assets	2,936	3,089
Other assets	464	383
Total assets	$19,365	$21,620
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,673	$750
Accounts payable	257	267
Customer accounts and funds payable	1,018	1,054
Accrued expenses and other current liabilities	2,184	2,196
Income taxes payable	966	253
Total current liabilities	6,098	4,520
Operating lease liabilities	320	387
Deferred tax liabilities	1,405	2,408
Long-term debt	5,752	6,973
Other liabilities	632	936
Total liabilities	14,207	15,224
Total stockholders' equity	5,158	6,396
Total liabilities and stockholders' equity	$19,365	$21,620

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In millions, except per share amounts)
Net revenues	$2,579	$2,562	$10,283	$10,112
Cost of net revenues (1)	718	710	2,880	2,833
Gross profit	1,861	1,852	7,403	7,279
Operating expenses:
Sales and marketing (1)	609	573	2,319	2,217
Product development (1)	375	399	1,479	1,544
General and administrative (1)	241	365	914	1,196
Provision for transaction losses	87	101	353	360
Amortization of acquired intangible assets	6	4	20	21
Total operating expenses	1,318	1,442	5,085	5,338
Income from operations	543	410	2,318	1,941
Interest and other:
Gain (loss) on equity investments and warrant, net	44	636	(76)	1,832
Interest expense	(65)	(65)	(259)	(263)
Interest income and other, net	95	50	295	197
Income from continuing operations before income taxes	617	1,031	2,278	3,707
Income tax benefit (provision)	63	(303)	(297)	(932)
Income from continuing operations	680	728	1,981	2,775
Loss from discontinued operations, net of income taxes	(1)	(4)	(6)	(8)
Net income	$679	$724	$1,975	$2,767

Income per share – basic:
Continuing operations	$1.43	$1.41	$4.00	$5.24
Discontinued operations	—	(0.01)	(0.01)	(0.02)
Net income per share – basic	$1.43	$1.40	$3.99	$5.22

Income per share – diluted:
Continuing operations	$1.40	$1.40	$3.95	$5.21
Discontinued operations	—	(0.01)	(0.01)	(0.02)
Net income per share – diluted	$1.40	$1.39	$3.94	$5.19

Weighted average shares:
Basic	477	518	496	530
Diluted	485	521	501	533

(1) Includes stock-based compensation as follows:
Cost of net revenues	$14	$13	$54	$53
Sales and marketing	21	24	91	92
Product development	70	70	281	272
General and administrative	37	42	162	158
	$142	$149	$588	$575

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In millions)
Cash flows from operating activities:
Net income	$679	$724	$1,975	$2,767
Loss from discontinued operations, net of income taxes	1	4	6	8
Adjustments:
Provision for transaction losses	87	101	353	360
Depreciation and amortization	79	98	324	403
Stock-based compensation	142	149	588	575
Loss (gain) on investments and other, net	(64)	1	8	(5)
Deferred income taxes	(340)	160	(874)	255
Change in fair value of warrant	(38)	(190)	(158)	(150)
Change in fair value of equity investment in Adevinta	—	(451)	156	(1,782)
Change in fair value of equity investment in Adyen	57	—	57	—
Change in fair value of equity investment in Gmarket	1	13	13	96
Change in fair value of equity investment in KakaoBank	—	(13)	—	(2)
Changes in assets and liabilities, net of acquisition effects	73	(473)	(34)	(94)
Net cash provided by continuing operating activities	677	123	2,414	2,431
Net cash used in discontinued operating activities	—	(1)	—	(5)
Net cash provided by operating activities	677	122	2,414	2,426
Cash flows from investing activities:
Purchases of property and equipment	(117)	(126)	(458)	(456)
Purchases of investments	(2,383)	(3,267)	(13,855)	(13,874)
Maturities of investments	1,885	3,003	12,306	14,502
Exercise of options under warrant	(108)	—	(108)	—
Proceeds from sale of shares in Adevinta, net	—	—	2,410	—
Proceeds from sale of shares in Adyen, net	573	—	573	—
Proceeds from sale of shares in Aurelia, net	1,036	—	1,036	—
Proceeds from sale of shares in Gmarket, net	322	—	322	—
Proceeds from sale of shares in KakaoBank, net	—	106	—	106
Other	54	4	(13)	(38)
Net cash provided by (used in) investing activities	1,262	(280)	2,213	240
Cash flows from financing activities:
Proceeds from issuance of common stock	34	35	92	83
Repurchases of common stock	(911)	(283)	(3,149)	(1,401)
Payments for taxes related to net share settlements of restricted stock units and awards	(52)	(35)	(188)	(171)
Payments for dividends	(128)	(129)	(533)	(528)
Repayment of debt	—	—	(750)	(1,150)
Borrowings under commercial paper program	—	—	441	—
Net funds receivable and payable activity	75	33	305	717
Other	(10)	—	(24)	—
Net cash used in financing activities	(992)	(379)	(3,806)	(2,450)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(33)	21	(28)	5

Net increase (decrease) in cash, cash equivalents and restricted cash	914	(516)	793	221
Cash, cash equivalents and restricted cash at beginning of period	2,372	3,009	2,493	2,272
Cash, cash equivalents and restricted cash at end of period	$3,286	$2,493	$3,286	$2,493

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(In millions, except percentages)
Total net revenues (1)(2)	$2,579	$2,576	$2,572	$2,556	$2,562
Current quarter vs prior year quarter	1%	3%	1%	2%	2%
Percent from international	48%	49%	50%	49%	50%

(1) Hedge gain/(loss)	$(23)	$(11)	$(10)	$(10)	$11
(2) Foreign currency impact	$5	$(6)	$(11)	$14	$63

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(In millions, except percentages)
Active Buyers (1)	134	133	132	132	132
Current quarter vs prior year quarter	1%	1%	0%	(1)%	(2)%

Gross Merchandise Volume (2)
U.S.	$9,043	$8,740	$8,798	$8,974	$8,891
Current quarter vs prior year quarter	2%	1%	1%	0%	0%
International	$10,277	$9,566	$9,620	$9,649	$9,700
Current quarter vs prior year quarter	6%	2%	1%	3%	4%
Total Gross Merchandise Volume	$19,320	$18,306	$18,418	$18,623	$18,591
Current quarter vs prior year quarter	4%	2%	1%	1%	2%

(1)Active Buyers consist of all buyers who paid for a transaction on our Marketplace platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Our acquisitions completed during the periods shown have not materially impacted Active Buyers.
(2)Gross Merchandise Volume consists of the total value of all paid transactions between users on our Marketplace platforms during the applicable period inclusive of shipping fees and taxes.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
March 31, 2025
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net revenues	$2.52 - $2.56	$2.52 - $2.56
Gross Merchandise Volume	$18.3 - $18.6	$18.3 - $18.6
Diluted EPS	$0.98 - $1.02	$1.32 - $1.36

(a) Estimated non-GAAP amounts above for the three months ending March 31, 2025 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $10 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $135-$145 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $15-$25 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our remaining equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported on an "FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period and does not exclude certain non-discretionary expenditures, such as mandatory debt service requirements.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income*

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In millions, except percentages)
GAAP operating income	$543	$410	$2,318	$1,941
Stock-based compensation expense and related employer payroll taxes	145	151	602	587
Amortization of acquired intangible assets within cost of net revenues and operating expenses	10	9	37	35
Restructuring	—	99	(10)	141
Non-recurring legal matters	—	15	(56)	65
Other general and administrative expenses	—	2	1	3
Total non-GAAP operating income adjustments	155	276	574	831
Non-GAAP operating income	$698	$686	$2,892	$2,772

GAAP operating margin	21.1%	16.0%	22.5%	19.2%
Non-GAAP operating margin	27.0%	26.7%	28.1%	27.4%
*Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$617	$1,031	$2,278	$3,707
GAAP benefit (provision) for income taxes	63	(303)	(297)	(932)
GAAP net income from continuing operations	$680	$728	$1,981	$2,775
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$155	$276	$574	$831
Change in fair value of equity investment in Adevinta	—	(451)	234	(1,782)
Realized change in fair value of shares sold in Adevinta	—	—	(78)	—
Realized change in fair value of shares sold in Adyen	57	—	57	—
Change in fair value of other equity investments	10	5	21	100
Change in fair value of warrant	(38)	(190)	(158)	(150)
Change in fair value of Aurelia option	(74)	—	—	—
Income tax effects and adjustments	(183)	192	(186)	486
Non-GAAP net income from continuing operations	$607	$560	$2,445	$2,260

Diluted net income from continuing operations per share:
GAAP	$1.40	$1.40	$3.95	$5.21
Non-GAAP	$1.25	$1.07	$4.88	$4.24
Shares used in GAAP diluted net income per share calculation	485	521	501	533
Shares used in non-GAAP diluted net income per share calculation	485	521	501	533

GAAP effective tax rate – Continuing operations	(10.3)%	29.4%	13.0%	25.1%
Income tax effects and adjustments to net income from continuing operations	26.8%	(12.9)%	3.5%	(8.6)%
Non-GAAP effective tax rate – Continuing operations	16.5%	16.5%	16.5%	16.5%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In millions)
Net cash provided by operating activities	$677	$123	$2,414	$2,431
Less: Purchases of property and equipment	(117)	(126)	(458)	(456)
Free cash flow	$560	$(3)	$1,956	$1,975